Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                        Nine Months Ended
                          September 30,            Year Ended December 31,
                        ----------------   -------------------------------------
                         1995    1994     1994     1993    1992     1991    1990
                         ----   -----     ----     ----    ----     ----    ----
Earnings:
  Income before
  income taxes and
  extraordinary item(a)  $432  $1,037   $1,280   $1,045  $  963   $  848   $ 440

Add:
  Fixed charges           253     236      315      315     346      334     321

Less:
  Capitalized interest     68      58       78       61      52       58      49
                         ----  ------   ------   ------  ------   ------   -----
  Total earnings         $617  $1,215   $1,517   $1,299  $1,257   $1,124   $ 712
                         ====  ======   ======   ======  ======   ======   =====

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium                $177  $  172   $  231   $  239  $  270   $  270   $ 262

Interest portion of
  operating lease
  rentals(b)               76      64       84       76      76       64      59
                         ----  ------   ------   ------  ------   ------   -----
   Total fixed charges   $253  $  236   $  315   $  315  $  346   $  334   $ 321
                         ====  ======   ======   ======  ======   ======   =====
Ratio of earnings to
  fixed charges          2.44    5.15     4.82     4.12    3.63     3.37    2.22
                         ====  ======   ======   ======   =====   ======   =====

  (a) Includes equity in income (losses) of affiliated companies.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense which represents a reasonable approximation of the interest factor.